50110

     MFS/Sun Life Series Trust

                                    ITEM 77D

The Money Market Series, added disclosure regarding restricted securities as described in the Supplement dated November 1, 2000 to the Current Prospectus dated May 1, 2000, as filed with the Securities and Exchange Commission on November 1, 2000. Such description is hereby incorporated by reference.